Exhibit 99.1
FINAL TRANSCRIPT
OMG — Q3 2005 OM Group Inc. Earnings Conference Call
Event Date/Time: Nov. 08, 2005 10:00AM ET

Corporate Participants
Greg Griffith
OM Group Incorporated — Director of Investor Relations
Joe Scaminace
OM Group Incorporated — President, Chairman & CEO
Lou Schneeberger
OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Steve Dunmead
OM Group Incorporated — VP and GM of Cobalt Group
Mark Bak
OM Group Incorporated — VP and GM of Nickel Group
Conference Call Participants
Brett Levy
Jefferies and Company — Analyst
Saul Ludwig
KeyBank Capital Markets/McDonald Investments, Inc — Analyst
Lavane Vonriden
Hockey Capital — Analyst
Ray Kramer
First Analysis — Analyst
Chris Kapsch
Black Diamond Research — Analyst
Dmitry Silversteyn
Longbow Research — Analyst
David Troyer
CSFB — Analyst
Keith Hein
Merrill Lynch — Analyst
Matthew Jones
Catalyst — Analyst
Rosemarie Morbelli
Ingalls & Snyder — Analyst
Neil Jacob
Bluetri Capital — Analyst
Robert Jacapraro
ICM — Analyst

P R E S E N T A T I O N
Operator
Good morning. My name is Jocelyn, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Second Quarter 2005 Result Conference Call. (Operator Instructions). Thank you. Mr. Griffith, you may begin your conference.
Greg Griffith — OM Group Incorporated — Director of Investor Relations
Thank you, Jocelyn. Good morning, everyone. Welcome to OM Group’s third quarter 2005 conference call. This morning you’ll hear from OM Group’s senior management team: Joe Scaminace, he’s Chairman and CEO; Lou Schneeberger, Chief Financial Officer; Steve Dunmead, VP, General Manager, Cobalt; and Mark Bak, VP, General Manager, Nickel.
Let me take just a minute to cover a few points. First, if you’ve not seen a copy of the press release we issued earlier this morning, you can find it as well as the presentation materials that will be discussed today on our website, at www.omgi.com. Second, the comments made this morning during the call may include forward-looking statements based on current expectations and involve risks and uncertainties that could cause the results of OM Group to differ materially from management’s current expectations. A list of those factors that may impact our forward-looking statements can be found at the bottom of the press release or in the Company’s third quarter Form 10-Q that will be filed in the next day or so.
At this time I’ll turn the call over to Joe Scaminace.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Thanks, Greg. Good morning to all of you, and thank you for joining us on this call. I know I don’t have to tell you that this has been a very difficult year for the OM Group. Over the past nine months, the Company has successfully phased down a number of legal issues, overcome financial reporting challenges and navigated through significant transition at the management and the Board level. On the operating side, we continue to endure the negative effects of metal price volatility and a nickel feed shortfall for most of the year.
I am disappointed with our results for the third quarter and for the first nine months. The fact is, like many companies, we have an inherent sensitivity to raw material costs that cause volatility in our short-term financial results. Yet, despite these challenges, we achieved an increase in cash from operations of $124 million through the third quarter. We generated sufficient cash to meet our working capital and debt service needs, litigation settlements of $74 million and capital expenditures. It is for these reasons that I believe our results in the third quarter are not an accurate reflection of the Company’s operational health, nor are they an appropriate indicator of the Company’s growth prospects.
Since I joined the Company in June, I have talked of the need to refocus our business model; one that relies less on metal pricing and more on value-added, technology-driven products and services. I’ve also talked about a more market-basing approach to our business, segmenting our customer base, and getting closer to them. The OM management team and the Board of Directors are committed to achieving this goal. I believe we can and will accomplish this.
However, while we are finalizing the framework of this new business model, we remain focused on aggressively managing the business under the current realities. For example, the underlying fundamentals of the nickel business have come more into focus with the agreement in principle we’ve signed with Inco Limited. This agreement could offer us the potential to ramp up operations at our nickel refinery to near capacity levels. And in doing so, we will be able to capture the efficiencies that come with improved asset utilization.
I realize that raw material prices are not an excuse for unsatisfactory results. Rather they are a reality of our current business model. Therefore, until we implement a new strategic plan for our Company and change the way we’re doing business, metal price volatility is an inherent part of our business. Changing the way we do things does not happen overnight, and we will not undertake any knee-jerk reactions to metal price volatility. Rather, we will thoughtfully consider all of the alternatives available to us and begin the process of change.
It is frustrating to have factors that are outside of our control, like metal prices, influence our financial performance in this fashion. There is no doubt, however, that I remain committed to help this Company tap its full potential. The fact is some of the biggest challenges we face in 2005, high-price cobalt raw materials, a five-month smelter shutdown, and nickel feed shortfalls will be diminished, if not eliminated in 2006. We will make the necessary changes to reduce our reliance on metal prices.
Today, it’s a fact of life, and we just can’t duck it. Just remember the fundamentals of our business remains strong with our global operational infrastructure and our healthy customer relationships. I thank you for your continued interest and support in OM Group and your continued support as we focus on a more stable and profitable tomorrow. I look forward to updating you on our progress.
At this time, I will turn the call over to Lou Schneeberger who will discuss our quarterly and year-to-date results in greater detail.
Lou?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Thanks, Joe. Good morning.
Please turn to the slide titled “Third Quarter Operating Results.” Net sales were $306 million in the third quarter of 2005 compared to $311.9 million in the third quarter of 2004. This followed net sales of $314.7 million in the second quarter. Lower comparative sales were attributable to our cobalt segment.
Cobalt net sales experienced a 6% decline in product sales volume. Average cobalt market prices declined from $23.18 a pound in 2004’s third quarter to $13.41 a pound in the third quarter of 2005. Our nickel business generated 10% increase in sales volumes compared to last year’s third quarter. Overall, nickel market prices improved to $6.61 per pound from $6.35 a pound in last year’s third quarter.
Gross margins declined in our third quarter to 10% of sales from 25% in last year’s third quarter. This decline is primarily the result of lower cobalt market prices that began in the fourth quarter of 2004 and have continued throughout the first nine months of 2005. The opposite fact pattern occurred in 2004 with a steep rise in cobalt pricing that began in early November of 2003 and continued with generally stable pricing throughout the first nine months of 2004.
On the nickel side, overall market prices have held firm this year until the September softening which has since continue to decline to approximately $5.50 a pound as of yesterday. We continue to have challenges with the lack of feed for refinery which resulted in a 20% reduction in production volume, higher unit costs and lower margins. Solid sales resulted in continued reductions in inventory levels.

Operating expenses totaled $20.6 million in the third quarter of 2005, which was an improvement from last year’s $27.3 million. The largest portions of the improvement were two discrete items; a $2.5 million receipt of a note receivable from Weda Bay that was previously written off in 2002 and $1.8 million gain on a marking-to-market of 380,000 shares we expect to remit in our shareholder derivative litigation.
Interest expense continue to rise slightly as a result of the general increase in U.S.-based market interest rates, which reduce the benefit of our variable interest rate swap agreement for our $400 million in fixed-rate bonds. Minority interest is a result of our Congo joint venture that has not been profitable this year nor for the third quarter because of the planned maintenance shutdown and the lower than expected startup. Our consolidated results include a 100% of the joint venture operations and the minority interest portion of 45% is taken out on this separate line.
Net income was $3.4 million or $0.12 per share for the third quarter versus $29.8 million or $1 per (ph) share in last year’s third quarter. This follows net income of $11.3 million or $0.40 a share in our second quarter. EBITDA was $27.2 million in the quarter versus $60.2 million in last year’s third quarter. This followed $37.1 million in the second quarter.
Now turning to the subject of sensitivities for forecasting purposes. We are directly affected by changes in prices of cobalt and nickel as well as the euro and the Australian dollar currency. We hedge a great deal of our nickel business, but do have mark-to-market income-stated impact at each period end. We do not hedge cobalt as it is not a traded commodity or an established exchange. We have chosen not to hedge the euro or the Aussie dollar at this time.
Many investors ask us about our sensitivities, and in the past we have given the estimated effects of cobalt and nickel pricing as well as the euro and Aussie dollar. However, in each case, we have also indicated that these are estimates and assume a steady state. These sensitivities are affected by many factors, including the speed of metal price changes, metal price levels, production and sales volume, inventory levels and currencies.
During 2005 we have clearly not been operating in a steady state. We began the year with well above normal cobalt inventory levels and repurchased when their price was much higher. Cobalt and nickel prices experienced many rapid changes, which most recently have been down.
Our press release from this morning gave two ranges of earnings for 2005. The first would be GAAP reported results of $1.35 to $1.65 per share. These results include two discrete items; net insurance proceeds income of approximately $27.5 million and an $8.7 million charge related to the termination of the Company’s’ former CEO. Excluding these two items, we expect earnings of $0.70 to $1 a share. The two key assumptions we have used for November and December are the overall market prices for cobalt and nickel. We have used $12.60 a pound for cobalt and $5.50 a pound for nickel.
Please turn to the slide titled “Third Quarter Balance Sheet and Cash Flow Data.” Cash balances grew by $23 million during the quarter to $60 million from $37 million at the end of the second quarter. The improvement is generally due to inventory reductions. Furthermore, in early November we received a final $19 million of insurance proceeds, which will be recorded in income in our fourth quarter.
Accounts receivable increased by $30 million during the quarter to $170 million due to strong shipments in September versus June in our nickel business. June shipments were low as a result of our nickel refinery being down for its planned annual maintenance. We look at inventories and advances to suppliers together for cash flow purposes which shows a $57 million reduction from the end of the second quarter. Advances to suppliers reflect prepayments for raw materials before title transfers to us.

The overall inventory decline during the quarter was $41 million for nickel and $13 million for cobalt. Nickel inventories were planned to be higher at the end of the second quarter as a result of the annual refinery maintenance shutdown. Total debt declined slightly from principal payments on our term notes as well as the reduction of the value of our interest rate swaps from higher interest rates.
With the filing of our 2004 10-K and our first two quarter 10-Qs for 2005, we are now in full compliance with our $400 million of bonds and have changed our classification back to long-term. Furthermore, the holders of the bonds no longer have the right to accelerate payment. We expect to work with both rating agencies, Moody’s and S&P, to update their rating soon.
Cash flow from operating activities excluding the $74 million litigation payment improved to $124 million for the first nine months of 2005. This improvement is due primarily to better inventory management. We expect cobalt inventory levels to continue to decline in the fourth quarter. Capital expenditures were approximately $10 million during the quarter and $18.5 million in the first nine months of 2005.
I’ll now turn the presentation over to Steve Dunmead who will review our cobalt business with you.
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Thanks, Lou. Good morning, everyone. I’ll give you a brief overview of the Q3 2005 results for the cobalt business, a breakdown of our revenue streams by end markets and geographies, and finally the dynamics that are currently impacting both our end users markets and the cobalt market in general.
On slide five, you’ll see that the revenue was approximately $129 million, down 21% versus Q3 ‘04 and down 3% versus the prior quarter. Overall product sales volume was down 6% versus the prior year while refined cobalt volume was up 8% primarily due to a ramp up toward the end of the quarter as the battery sector picked up significantly. From an operating profit standpoint the third quarter came in at approximately $6.5 million, down significantly versus Q3 ‘04 and up 2% versus the prior quarter. You’ll recall that during the first three quarters of 2004 we saw low-cost inventory flowing through our facilities due to the run-up in cobalt price at the end of ‘03 and beginning of ‘04.
During 2005, we started the year with high-priced inventory due to the buildup in preparation for the smelter shutdown. And even though this material has worked its way through the system, the cobalt price has decreased each quarter during 2005, from $17.26 in Q1 to $15.03 in Q2, to $13.41 in Q3. The price drop has a negative impact from the steady state cobalt price sensitivity that we’ve discussed in a prior conference call. Additionally, our operating margins are squeezed if the price drops because of the cost lag due to inventory flow through.
Compared to the prior year, our results were negatively impacted by cobalt price decrease from $23.18 to $13.41 a pound, inventory flow through and lower sales volume primarily in the battery and metal organics sector. Additionally decreased production caused by few hiccups during the ramp-up after the shutdown and delayed shipments from our joint venture with Big Hill smelter in the Congo contributed to decline in operating profits. The delayed shipments were caused by logistical problems within Africa.
Compared to the prior quarter, we saw better operating profit in the face of lower physical volumes and lower metal prices. Our results were positively impacted by the increased sales to the batteries sector, up approximately 15% versus Q2, nearly all that late in the quarter and increased sales of byproducts. These results were somewhat offset by the cobalt price decrease from $15.03 to $13.41 a pound and softness in the metal organic sector. From a cash flow standpoint, our inventories dropped an additional $13 million during the quarter for a total year-to-date drop of $50 million.
At the bottom of slide five you’ll see a breakdown of our sales by end market. A comparison versus the prior year and the end of prior quarter both reflect the inventory correction in the battery sector, in increased sales of the byproduct and movement of volumes and other applications. This same effect is shown graphically on slide six where the percentage of our sales to the battery sector and to Asia were down significantly.
I want to take a few minutes to talk about a few of our key end user markets. First, the battery market. As we have discussed in the last couple of conference call, the Japanese battery market has been going through an inventory correction since the beginning of 2005 caused by excess supply throughout 2004. The market itself however continues to grow to approximately 7% driven by new applications such as iPod, MP3 Players and Power Tools. In addition, the hybrid electric vehicle market is very high been driven by high gas prices, and environmental concerns. As an example, Toyota has announced that they’re preparing to make 1 million hybrid electric vehicles cars in 2008, three times their 2005 levels.
From OMG’s perspective, the inventory correction ended in August approximately two months later than anticipated. Our sales into this sector in Q3 were up 15% versus Q2. More importantly, however, September sales were up approximately 40% versus the average of the prior five months. We expect this trend to continue at least through the first half of 2006. Our sales into the hybrid electric vehicle market were up 10% versus the prior quarter and 150% versus the prior year albeit on a small base. We believe that OMG is well positioned to grow profitably in both affordable device and HEV applications regardless of whether they end up using conventional with Myon (ph), mixed metal with the Myon or Nickel Metal Hydride Technologies.
In the catalyst market, growth in hydro desulfurization and gas/liquid application is strong being driven by environmental concern and high energy prices. OMG’s sales in these applications were up approximately 17% versus the prior year. we believe that this trend will continue. Demand in the hard metal market also continues to be strong with our sales in this sector up 14% versus the prior year. Relative to metal organics, the Tire market continues to be relatively strong with our volumes down slightly versus a record 2004. Our customers for the chemical applications were negatively impacted by the significant increases in hydrocarbon based feedstock prices and reduced demand in the U.S. Gulf Coast due to the recent hurricanes.
In the coatings and inks sector we have seen decreased coat producer demand which is a lowest margin component of this business. From the cobalt market perspective, the declining cobalt price throughout the first nine months of 2005 can be explained by noting that in additional approximately 1,000 metric tons of cobalt metal was refined by the market in the first half of ‘05 compared to the prior year. From a demand standpoint, the market was impacted by the previously discussed inventory correction in the battery sector and saw increased demand in super alloy applications.
As we look forward, we believe that supply and demand will remain in balance, as a result of solid demand, no significant increases in new cobalt production until late 2007 or early 2008 and increased efforts that help to flow of hand-picked heterogenite out of the Congo. Over the long-term, cobalt price is determined by supply and demand, which look to the imbalance. We are disappointed with these results that are currently being significantly impacted by cobalt price changes and the associated cost lag. However, the fundamentals of OMG’s cobalt business are strong. The recent battery market inventory correction is behind us. The catalyst applications are growing. And the rest of our inorganic applications are steady. In metal organics, higher demand is solid and we expect to see a recovery in the other applications in early 2006.
At this point I’ll turn it over to Mark Bak who’ll discuss the nickel business.

Mark Bak — OM Group Incorporated — VP and GM of Nickel Group
Thanks, Steve. And good morning, everyone. In my comment, I plan to address the third quarter Nickel Group financial performance, the nickel market dynamics, the status of our operation and developments in our raw material feed position.
Please turn to page seven as I outline the highlights of our financial performance. Sales for the third quarter 2005 were $191.9 million compared to $170.5 million in the third quarter of 2004. Although sales volumes were up 10% over last year’s corresponding quarters, 900 tons of this volume resulted from the resale purchase material. Sales match production in the third quarter but have outpaced production for the year as finished goods inventories were drawn down in the first half of the year to compensate for our maintenance shutdown.
Operating profit for the quarter was $112 million compared to $21 million in the third quarter of 2004. Several factors contributed to the reduced operating profit. Lower feed availability for the Harjavalta refinery decreased production by 2,580 tons compared to 2004 levels, pushing unit operating costs higher. In addition, toll smelting charges and energy-related refining costs rose substantially year-over-year. Byproduct credit sales of cobalt price drop in 2005. Finally, a lower cost of market inventory right down $3.8 million was made during to the quarter to compensate for the rapid fall of nickel prices. These are somewhat offset by slightly average nickel price, stronger profitability in our Fidelity electronic chemicals business and the receipt of the note which Lou mentioned earlier.
Cash generation by the Nickel Group was very strong as inventories were reduced after a second quarter shutdown. Total nickel inventory fell 29% in the first quarter level to 10,200 tons of nickel at the end of the third quarter. OMG continues to focus on the areas where premiums can be maximized. Our Fidelity electronics chemicals unit, is showing very strong performance this year driven by increased Asian sales to the memory disk, printed circuit boards and general plating industry. Sales in this unit were up 40% over third quarter of 2004 results.
On the base metal side, our focus continues to be maximizing our high premium plating market. In the sales comparison figure you can see that the percentage of the sales from the stainless industry increased slightly during the third quarter. But this was the result of the resale opportunity, which I mentioned previously.
Now, I will discuss nickel market and business dynamics. During the first six months of 2005, new Chinese stainless steel capacity came onstream while Chinese stainless steel imports continue to drive. These compounding factors increased stainless steel supply in the Chinese market by an estimated 1 million tons. European stainless steel mills found their markets were exporting excess capacity shrinking while at the same time there was a slowdown in Western demand in their own backyard. With rapid change in global market dynamics, the stainless steel industry experienced a drop in margins and an increase in inventory. Many stainless steel mills responded by cutting production to bring this over supply and demand. This slowdown was expected to last through the third quarter but many stainless mills extended their production cuts into the fourth quarter.
Although we envisioned the slowdown in the last conference call, the magnitude of the production cut turned out to be much larger than anticipated. Excess nickel found its way to the Elimi (ph) warehouses from both nickel and stainless steel producers putting downward pressure on nickel price and resulted in further selling by commodity price. This situation has made the nickel market extremely volatile during the third quarter. Throughout the stainless slowdown however, the other major markets for nickel namely super alloys and plating have remained very strong. The overall industrial production in China continues to be robust, which is normally linked to stainless steel usage and stainless steel inventories are returning to more normal levels. Most nickel producers are operating with very low finished goods inventories. So any uptick in that quarter will clearly put up with pressure on nickel price. Over the next several years, we feel the outlook for nickel continues to be strong. Even with the moderate demand growth of 4%, new nickel projects will just cover this expansion in demand.

These new projects will have a challenge to meet their cost, constraints, as well as project timeline due to escalating costs, technological challenges and labor shortages in areas experiencing mining booms. And as a result, could create supply side pressure. On the operation side production at OMG’s nickel facility during the third quarter was slightly above our projections. We are planning to schedule maintenance shutdown in our (inaudible) production facility during the fourth quarter, which will impact our operating process. Capital expenditures are continuously being closely scrutinized.
On the feed slide, we recently released the statement that OMG was, together with our partner of LionOre, expanding our Black Swam dissimulated (ph) mines to increase the output as well as to extend the life of the mine. This project, which will begin producing nickel, concentrates in the third quarter of next year and will increase the output of overall mine facility to 13,000 tons of nickel per year. Unfortunately, we also announced that due to some mid-year mine problems at several of our key suppliers, we decreased our production forecast by 3,000 tons at our Harjavalta refinery for the fourth quarter of 2005.
Although this reduced plan still calls for an increase in production of 15% over the third quarter of 2005, it is less than what was originally anticipated during our last conference call. As Joe has already mentioned, we have reached an agreement in principle with Inco Limited to total refine approximately 21,000 tons to 25,000 tons that contain nickel per year over a three-year period. This new three-year deal, once finalized, will enable the OMG refinery to run at near capacity starting mid next year.
Earlier, this year we entered into a separate agreement with Inco to total refinery in the fourth quarter of 2005, and then to the earlier part of 2006. This feed bridge will provide time to finalize longer-term opportunities, which we are currently working on diligently.
In summary, we continue to generate strong cash flow from the nickel business. The longer-term fundamentals for nickel remain strong, despite the temporary impact of stainless steel production costs in the second half of 2005.
Although running a higher fixed cost refinery at less than capacity has and will continue to be a challenge for 2005, we have made a major step forward in (inaudible) feed to fill our refinery through 2009.
Now I’ll turn the discussion back over to Lou.
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Thanks, Mark. Please turn that final slide titled, “Non-GAAP Financial Measure EBITDA.” The company believes that EBITDA is an appropriate metric when evaluating its liquidity. We define EBITDA as Net Income plus Interest Expense — plus Income Tax expense, plus Depreciation and Amortization. EBITDA amounted to $27.2 million for our third quarter which compares to $60.2 million in last year’s third quarter and follows $37.1 million for our second quarter of 2005.
Now let me turn the presentation over to Greg Griffith for closing comments.
Greg Griffith — OM Group Incorporated — Director of Investor Relations
Jocelyn, at this time we’ll open up the call for questions.
Questions and Answers
Operator

(Operator Instructions). Your first question comes from Brett Levy.
Brett Levy — Jefferies and Company — Analyst
Yes. Can you guys talk about what portion of the quarter would be described as carrying or work-in-process losses, not necessarily related to ongoing price, but just what — kind of long nickel or cobalt?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Hi. This is Louis Schneeberger. I’m not sure, I understand how to answer your question — are you referring to the inventory levels that we have in our businesses and how they went through cost of sales?
Brett Levy — Jefferies and Company — Analyst
You guys noted obviously that there is an additional metric that has to do with nickel and cobalt prices. You also said that as prices move up or down, there is a dynamic that impacts your numbers in this quarter, obviously negatively. And I was asking you to quantify that?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
It’s really hard to answer your question, we clearly have the effect had an impact on our results from the moving issues at the month of September, the Lower nickel price, and the gradual decline in the cobalt price. As we indicated the, from a steady state, those numbers don’t correlate to that because of this effect of the higher-priced materials coming in.
Brett Levy — Jefferies and Company — Analyst
All right. Can you guys talk a little bit about the Big Hill, why the slow start? Is that been fixed by now or is it running better in the fourth quarter? And than also talk about the costs that is down, that you guys have planned in the fourth quarter and talk about the dollar impact of that as you see early this one?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
This is Steve Dunmead. Relative to Big Hill, we had, as large as that furnace is you have to be very careful during startup that you do not damage the bricks and then end up with a bigger problem. And there were a few small issues associated with that that delayed the ramp up of that production facility. Relative to the current run rate, things are running well and we’re in the midst of finalizing the upgrade that we have talked about in previous conference calls that should be finalized in the fourth quarter and then ramping up in that new production as we look at 2006.
Brett Levy — Jefferies and Company — Analyst
On the cost side, we are scheduled for above 12-days shutdown because we bring the facility down twice a year to go through maintenance items and get into the major automotive (ph) and check the problem. That was brought down toward the end of October, and it has restarted this last weekend. That is roughly on schedule. The impact of that is about up to $3 million or $3.5 million.
Operator
Your next question comes from Saul Ludwig with KeyBank.
Saul Ludwig — KeyBank Capital Markets/McDonald Investments, Inc — Analyst
Hi. Good morning, everybody.
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Good morning, Saul.

Saul Ludwig — KeyBank Capital Markets/McDonald Investments, Inc — Analyst
In your fourth quarter, you are giving really a range of from a loss of $0.09 a share to a profit of $0.21 a share. Could you just share with us what some of the as pretty wide range this late in the game? I just wondering, what are the elements that factored into the various ends of that range?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Saul, this is Lou Schneeberger. The key factors for the last two months clearly, would be, where does cobalt and nickel prices go over the five or two months? We had assumed in our model the current market prices for nickel are around $5.50 a pound, and a price sort of comparable to where we are at cobalt of $12.60 a pound.
So why we have the ranges is there — If there’s an uptick, that is the uptake in that price for either product that’s the upside and it should we have continued pressure on the nickel side or the cobalt side, that could lead to lower cost to market charges and possibly end of month November and December nickel charges, as well. And then, of course, based in the last day of each quarter, we do as lower cost market review for cobalt too. So assuming that doesn’t — so that’s the lower ends so should we have those confirmed.
Saul Ludwig — KeyBank Capital Markets/McDonald Investments, Inc — Analyst
While assuming the price state where is it today? Would be somewhere in the middle of that range?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Yes.
Saul Ludwig — KeyBank Capital Markets/McDonald Investments, Inc — Analyst
Okay. And then, Joe you have — you talked about that this quarter is certainly not an indication of your future expectation of the overall health of the company. And you’ve talked about plans to change the character to minimizes it influence and on being subject to nickel price cobalt prices ranges. Could you talk a little bit about can how you see that transition coming about and when you might be in a position to articulate a more definitive plan other than just a broad statement of we’re going to change it?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Yes. Saul, I will. I think the big issue right after that is the fact that it’s just not fixable in the short run. I think that as we look at this model, I continued to be somewhat surprised by the movement of these nickel prices, I think, all of us have. And quite frankly, we did not anticipate the precipitous fall in nickel pricing for mid-year down to a level of 5.35 to 5.50 where we’re right now. And I think at the outset, let me just stay that there’s a facot of our our life. And we’re just not going to act rashly or like I said before do any kind of knee-jerk things to change it.
Now with that said, we have been making plans to strengthen our businesses. For example, in the short-run right now the things we have been able to influence is fairly significant, is that fact if this Inco agreement in principle that we have. That’s solves a huge problem for the value of our nickel business. Whereby, if we could operated near capacity levels, how it results for 2006, that really those things to strengthen in that business.
Now, of course, it doesn’t take us off the volatility but does give us an operating base that I think we could get better asset utilization from. The other areas, that we are planning to really work hard on is to become and I talked about this more of the market facing business. When you look at our three areas of our supply chain being mining, refining, and one could be looked at as conversion, which is where we have an electoral property, is where we refined and convert the cobalt and in some cases nickel products, we plan on emphasizing those businesses and catapulting the growth in those businesses and expanding our margins in those businesses as part of our planning process, which has become much more sophisticated, where we do a detailed review of income statement and balance sheet by business unit, that’s an area where we know we will get benefits from. In the IT area, we’ve recently hired an individual that is on my staff, Dave Hakamen (ph) is his name and going to work a lot more aggressively to get beat metrics from the operating side into the company to help us evaluate these things.
We have a better investment template. In the past our investment template has been somewhat arbitrary, I guess would be the right word for it. Where it was very difficult to anticipate the return on investment for mining exploration versus investment at this other end of the channel, which is more of the market end, market facing end. And I think those areas, as we put them together and formulate the plan for change for our company, I believe, Saul, that we’ll be in a better position in the early part of next year to be able to articulate some of these changes and the actions that the company will be taking. And I would say that sometime in February, early March would be the time frame for us.
Saul Ludwig — KeyBank Capital Markets/McDonald Investments, Inc — Analyst
Very good. Thank you.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
You’re welcome.
Operator
Your next question comes from Lavane Vonriden [ph] with Hockey Capital (ph).
Lavane Vonriden — Hockey Capital — Analyst
Yes. Actually, I have two questions. In light of your commentary about cobalt, particularly with pricing expectations for the fourth quarter, could you just kind of reconcile that with the demand comments that you’re also making vis-a-vis the battery market and why we’re not or why you don’t expect to see a higher price in cobalt in the fourth quarter?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
This is Steven Dunmead. As we said in our commentary the — over the long-term, because this is a relatively small market, the supply and demand balance will determine the cobalt price. Over the short-term, however, there are availability issues that can be influenced by traders making a move in the market, some kind of supply disruption or producer doing something in the market and basically, over the course of the next two months, we thought it would be unwise of us to be projecting a significant increase in cobalt price and factor that into these projections.
Lavane Vonriden — Hockey Capital — Analyst
And just to make sure I understood you. You did make comments also vis-a-vis what your thought process was in terms of where inventories stood which seemed to almost strike a bullish tone for this quarter. Is that incorrect?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
The inventory comments were made about the nickel business.
Lavane Vonriden — Hockey Capital — Analyst
Okay. And Joe if I could just come back, I guess Saul was kind asking this question more to kind a get some sense for longer-term what you really want OMG to kind a look like. Obviously, you mentioned, you want to be more market facing. Could you maybe either talk about types of products or maybe kind a give us a better feel for how you think or what it would take for you to get to a more market facing type of a company there over at OMG?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Absolutely, I think, when you look today at the fact that we are this vertical integrated model that in our refining business is certainly adding to this volatility of earnings. Where we see a lot less volatility is where we supply end use markets, like steel belted tires, synthetic fiber, the ceramics industry, the electronics industry, batteries to a lesser extent. But we supply cobalt to the hard metal tool industry, construction.
And in these areas, where we operate in a more buy low, sell high model, these are the market facing opportunities that we currently have businesses in that certainly, aren’t big enough yet to influence the overall consistency and predictability of our earnings. However, where we have technology that we could look at going into these existing markets where we could gain market share. And more importantly, where we have technologies that could enter adjacent markets or new markets that we’re not currently participating in. That’s one of the key areas that we feel that we can get growth in. Because we do have good R&D facilities, we have good intellectual property, and we believe that there’s opportunities out there to get more of that.
So, as time goes on, and the speed at which we will be able to do this is, certainly, what we’re looking at right now, we plan on really shifting the model toward that end. Now, that certainly leaves open a broad range of alternatives that we’re looking at.
And I would tell you that there’s a lot on the table and there’s a lot of things we’re doing, right now, to strengthen the existing asset base to give us the flexibility to incorporate these changes.
Lavane Vonriden — Hockey Capital — Analyst
Thank you.
Operator
Your next question comes from Ray Kramer with First Analysis.
Ray Kramer — First Analysis — Analyst
Hi, good morning. Sort of on the same topic with your emphasis on being more of a market facing Company, are there any implications for your production sites in Africa. I’m thinking, particularly, with Phelps Dodge and others increasing their activity in markedly Africa. Might they be willing to take some of those properties off of you for a tidy profit?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Right now, I would tell you that that’s not an option on the table. The whole Phelps Dodge exploration and what they’ve done in the DRC is really a copper play that, of course, will be producing some cobalt from that. And as Steve mentioned in his comments, the current reporting is that that won’t be available until mid 2008. And I will tell you that we plan on being well on our way before 2008, in terms of alternatives and control — more control over our destiny. So I would tell you right now that there’s no synergy that we see today on the Phelps Dodge initiative.
Ray Kramer — First Analysis — Analyst
Okay. And then, sort of getting on to the nickel supply position with the contracts with Inco, can you comment at all on how the pricing on that contract might be relative to what you had with AutoControl before?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
At this point the agreement we have with Inco is a preliminary letter of agreement. And so it’s premature to be talking about any of the details for that. All I can say is that adding extra volume to our refinery with very high fixed costs, is obviously, a very positive thing for the nickel business.
Ray Kramer — First Analysis — Analyst
All right. Thanks.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
You’re welcome.

Operator
Your next question comes from Chris Kapsch with Black Diamond Research.
Chris Kapsch — Black Diamond Research — Analyst
Just another follow-up on the agreement that — the preliminary agreement with Inco. Just, since it’s a pulling(ph) arrangement is it right to assume that the economics there are not at all sensitive to the price of nickel as that volume ramps?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
I wouldn’t assume that.
Chris Kapsch — Black Diamond Research — Analyst
Okay. Can you give us any sort of metrics, how to think about what the benefit might be directionally, in terms of either profit to the business or from a cash flow standpoint?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Not at this time.
Chris Kapsch — Black Diamond Research — Analyst
Okay. Just shifting gears on the cobalt side, Steve, your comments about relatively balanced supply/demand situation it’s hard — given what has happened with cobalt prices, it is hard to understand how that could be. It seems like on the demand side certainly would the super alloy market doing well and your comments about the rechargeable battery market picking up, it doesn’t seem to be the demand issue but more on the supply side. So, I’m just wondering, where does the excess supply seem to be coming from? Is it hand-picked, is it nickel producers producing more than you might have thought? Is it nickel producers selling out of inventory?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Chris, if look at that 1,000 tons in the latest CDI statistics, there was about 1,000 tons in the first half of the year’s additional metals that was brought to the market. The vast majority of that was due to running nickel refineries at higher rates. And so, obviously, that throws off more byproducts. So the nickel refineries, because of the high nickel prices, were running at or near capacity. From a demand standpoint, I would say that now that this inventory correction at least in Japan appears to be behind us —the demand is looking relatively strong. And as we alluded to and Joe mentioned about the Phelps Dodge contract – the Phelps Dodge initiative in the Congo, none of these projects that are going to be bringing additional cobalt are going to be active until late 2007 or early 2008. So I believe the supply and demand balance looks pretty good.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Chris, the other issue that — and anything certainly could happen, given the surprises that we’ve seen in this metal volatility — but, it appears, just as like I said before, that the current cobalt price is becoming more in line with its historical average. And if you look back over the last few years, right now, if you think about cobalt at $15 or $18 per pound, it was inordinately high. And what we’ve seen here is more of a reasonable range for cobalt especially and to some extent nickel coming back inline to its historical average.
Chris Kapsch — Black Diamond Research — Analyst
Right. I hear that. But, there’s also some suggestion that at these prices, at least for the marginal cobalt refiners that this price is below their sort of cash production costs, which would suggest that they’re losing money, obviously. So, I’m wondering if you’ve seen at these low prices the marginal cobalt refiners, which some would actually argue the Chinese refiners of low grade cobalt oxides are actually the highest cost producers, have you started to see them to manage their production rates? Or are they still heavily involved in exporting the low grade cobalt oxides?

Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Chris, Steve again. Certainly, your commentary about the marginal producers and the high-cost producers is accurate. I think the biggest issue is the length of the pipeline between Africa and China and within China doesn’t turn on and off immediately.
And so I think that’s going to take some time to work its way out of the system.
Chris Kapsch — Black Diamond Research — Analyst
Okay. Thanks.
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
You’re welcome.
Operator
Your next question comes from Dmitry Silversteyn with Longbow Research.
Dmitry Silversteyn — Longbow Research — Analyst
Good morning. A couple of questions. Did I understand you correctly that you couldn’t provide the updated sensitivity to metal price and Australian dollar and Euro fluctuations — you just acknowledged that the old ones you provided were no longer working?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Yes. That’s correct. We — at this point the — those sensitivities apply, but because of the wild changes in pricing — at the change in the pricing was gone and the timing of the speed of the changes those are having an effect. So in a steady state environment the senses we gave earlier still apply. But we are in that steady state and haven’t been in this whole year, a great example of that is just the month of September alone. The last few days of the month, nickel prices fall significantly, resulting in a big expense in our nickel business. Well in a steady state environment that wouldn’t be the case.
Dmitry Silversteyn — Longbow Research — Analyst
Okay. I understand that. Now, let me ask — let me follow-up with the — maybe asking a question a little differently. In a stable metal environment, let’s forget about the price — the absolute price of the metal — but if the metal environment stayed stable and your inventory and your — and the market price are more or less aligned what would be the gross margins in your cobalt and nickel businesses? At least the range — are we talking about single digits or 10% or are we talking about mid-teens or mid-20s?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Well, I think that you’ve got to take a look at what happened in ‘04. If you look at the differences between ‘04 and ‘05, where metal prices were very high in ‘04 and you saw the effect on the company, with diluted earnings per share at very high levels, gross margins in the 25 to 26% range, and now with metal prices as low as they are — gross margins in the 13% range. So given the fact that if we went to a steady state environment it’s very difficult to say and we certainly are not at this point going to provide any 2006 guidance until we can really kick the tires on our businesses, our income statement, balance sheet, cost structure. But it’s somewhere it lies, the answer lies somewhere between those two extremes on a steady state level.
Dmitry Silversteyn — Longbow Research — Analyst
Okay. And then in that case, can you tell us or give us an idea where your — you’ve talked about working off inventory, both nickel and cobalt over the past couple of quarters. Where is your — that the inventory that’s going to go through your plans in fourth quarter and first quarter. Is it still significantly above the current market prices for the metals or is it more or less inline so that the GAAP impact of inventory flow through to the P&L will not be significant?

Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Steve Dunmead. If you look at what we have seen for each quarter during 2005 that continuing to decline cobalt price. Obviously, the decline has not been as significant as it was between say Q3 ‘04 and the end of ‘04 or the beginning of ‘05. So it’s been a more gradual decrease, but certainly anything that was purchased prior is going to be higher cost than what the market price is today.
Dmitry Silversteyn — Longbow Research — Analyst
Okay. And approximately how much inventory you have in terms of month in both cobalt and nickel? Or in terms of if you can give me in pounds that would be great as always, or tons?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
I don’t think we’re in a position to answer that.
Dmitry Silversteyn — Longbow Research — Analyst
Okay. You just talk about something like 10,000 tons of nickel inventory?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
That’s right. The 10,000 tons is material completely through the pipeline supply from raw materials all the way through finished goods and including consignment warehouses if any.
Dmitry Silversteyn — Longbow Research — Analyst
Okay. So your raw material inventory is actually something lower than that?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Yes.
Dmitry Silversteyn — Longbow Research — Analyst
Okay.
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
One second. The one clarification point there is that there is no overhang from ‘04 into ‘05 it’s left and so if anything that we’re looking at here is simply flow through — the decreased cobalt price that’s happened during ‘05.
Dmitry Silversteyn — Longbow Research — Analyst
All right. I mean typically in the past you have carried something approximately on six months of inventory give or take a month or more and a half depending on circumstances. Is that a reasonable assumption going forward?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
And hopefully that’s declining.
Dmitry Silversteyn — Longbow Research — Analyst
That’s declining. Okay. Very good. And then at some point in the past, you’ve talked about refining margin versus value-added margin particular in the cobalt businesses. Can you give us some idea where that stands and that goes into my second question about the market facing initiatives that you’ve put in place? Back in the old days, good old days some may call them, that was the business model for OM Group. Is that, it was a market facing business now obviously, what the big deal and how you involved.
You’ve gotten much more backwards integrated, but at the same time it is fair to say that the emphasis on market facing businesses and innovation and value-added has been declining. And you are trying to reestablish that or how do I interpret this remarks that you made earlier?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Well, I think since the sale of precious metals back in ‘03, the company, the model we have right now is exactly like I stated before, fairly substantial reliance given the refining business in nickel and cobalt. But you’re right about one thing, the company does have a basic DNA for value-

added selling and higher gross margins. And we’re not going to tell you what those margins are other than to say they’re a hell of a lot higher on that side of our business than they are on the refining business.
And not only that, they’re much more consistent and they’re much more predictable, which really is — is the road map for this market facing opportunity that we’ve talked about. And it’s clear — it’s a very clear road map. And it’s a matter of getting there in a way that’s thoughtful and in a way that we could do it in a timely way also.
Dmitry Silversteyn — Longbow Research — Analyst
Okay. Just to get back to my original question —
Greg Griffith — OM Group Incorporated — Director of Investor Relations
Dimitry, this is Greg. We’ve got a whole line of questions.
Dmitry Silversteyn — Longbow Research — Analyst
Well, I apologize. I’m sorry. They were coming into a late so I thought I was the last one.
Greg Griffith — OM Group Incorporated — Director of Investor Relations
We’ve got quite a few more that we need to keep working our way through.
Dmitry Silversteyn — Longbow Research — Analyst
Got it.
Operator
Your next question comes from David Troyer with CSFB.
David Troyer — CSFB — Analyst
Hi. First question is, Lou, I just caught the tail end under your comments. Did you say that your technical defaults have been completely cleared or was there a caveat?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
They are completely cleared. Filling the K and both Q’s and from our bond trustee, everything is fine, there are no issues from that prospective.
David Troyer — CSFB — Analyst
Is your expectation filed the third quarter Q by November 13th.
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
No, either probably today or worst case tomorrow.
David Troyer — CSFB — Analyst
And secondly, it sounds like you are planning to go visit the rating agencies here, shortly did I hear that correctly.
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
Yes. We’ve had a discussion on a phone already with Levy (ph) who did an update but with — I mean with S&P. But we will have more discussions in the next month or two just to get them current on where we stand. We promised them once we got all the filings current and got this Q done we would come back to them so they would have good through understanding of how we’re doing.

David Troyer — CSFB — Analyst
And then finally Joe, you’ve talked a lot about — a fair amount about how you want to evolve the business. Can you talk, or is it premature to talk about what you think the appropriate capital structure and the form of the capital structure once you’re successful on the business is?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
It’s way to premature at this point. I mean, clearly, I’m encouraged by the fact that our balance sheet is stronger than it was at this time last year. We’re generating cash, and we are generating some flexibility in that. And I think all those options really are up for grabs right now. And I would — it wouldn’t be fair to comment on that right now on the capital structure.
David Troyer — CSFB — Analyst
Okay. Thank you.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
You’re welcome.
Operator
And the next question comes from Keith Hein (ph) with Merrill Lynch.
Keith Hein — Merrill Lynch — Analyst
Hi. I just want to — I hope that you can give us some guidance in terms of, let’s say, you look at ‘05, what would be their utilization level for that nickel refinery? And that when you add to — speak about supply and all that with Inco as well as LionOre rely in, what would that utilization be assuming that you find all those contracts?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Well, I can give you in 2005. We are planning to produce about 41,000 tons of nickel. And so you can do the math with what you’ve seen on the Inco additions in second half — starting in the second half of next year. Capacity at the refinery is about 55 to 57,000 tons today, but obviously, running at that level, we could push it a little bit higher.
Keith Hein — Merrill Lynch — Analyst
Okay. And is there any way you can give us what fixed cost would be for the refinery in terms of million dollars?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
I’m sorry?
Keith Hein — Merrill Lynch — Analyst
The fixed cost.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
The fixed cost of the refinery?
Keith Hein — Merrill Lynch — Analyst
Yes.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
No, not at this point.
Keith Hein — Merrill Lynch — Analyst
Okay. Thanks.
Operator
Your next question comes from Matthew Jones with Catalyst.

Matthew Jones — Catalyst — Analyst
Hi, guys. This is more of a strategic question I had from the previous question. Joe, since you’ve come in the stock is down about 30, 35%, and you’re at a several year low in the stock price. Looking forward to 2006, it seems like with some of the initiatives that you have in the operational — “operational health” — of the company as well as what you see as growth prospects going forward. Have you and the Board discussed anything on how to return some of the cash to shareholders? It looks like you’ll — on previous estimates generate some free cash flow next year. Is it dividend reinstating? Is that a potential stock buyback, something to that extent, as 2006 looks to possibly be an improvement over 2005?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
We are totally focused on our business model and the fundamentals of this business and doing things right with our customers, our market-facing approach. And absolutely, at this point, any discussions of cash flow usage, which, of course, down the road, there could be many, and the flexibility to do things could present themselves. At this point, it is way premature to talk about any type of return to shareholders in the form of dividend, in the form of stock buybacks, et cetera. We are not entertaining any of those options until we clearly see the road with what we want to do with our business model. We believe that we could return value to our shareholders through growth and through earnings and through a strong balance sheet. And that’s the direction we’re heading, that’s where we’re going and that’s what we’re focused on.
Matthew Jones — Catalyst — Analyst
Okay. Also real quickly, have you guys — do you have any takeover provisions in place? Something to that extent to protect you guys from a possible hostile or something to that extent?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
We have a pill that sunsets next fall.
Matthew Jones — Catalyst — Analyst
Thank you.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
You’re welcome.
Operator
Your next question comes from Rosemarie Morbelli with Ingalls & Snyder.
Rosemarie Morbelli — Ingalls & Snyder — Analyst
Good morning all. You talked about those challenges that you face in ‘05 amounted couple of prices and the nickel few challenge and I know this question has been asked before, but you did not enter it yet. What was the dollar impact so far from those three items? If you don’t have them separately, can you put a number around those three together as a basket, which were in ‘05 and will not recur in ‘06 assuming that cobalt prices stays where they are today?
Greg Griffith — OM Group Incorporated — Director of Investor Relations
Rosemarie, this is Greg. We don’t have each of those line items broken-out or whatever. If you call me later today, I’ll try to give you at least some frame of reference.
Rosemarie Morbelli — Ingalls & Snyder — Analyst
Okay. And I will reiterate Dimitry’s comments regarding the so- called new focus of the company. I mean a few years ago no one — the business going to the batteries was totally new and OM was in the past focusing on those new products going into the marketplace and they supply to nickel as well. So, the question is, are you doing just more of it? Are you planning on doing differently? What kinds of new products or potential new markets do you have in the pipeline?

Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Rosemarie, this is Steve Dunmead. Your battery example’s a good one. And if you look at the types of things that are happening now in the global economy today — clean air, clean water, portable power, the high-energy prices. Focusing on those downstream applications and relying less on what’s happening at the back-end of the value chain, but really more focusing on going downstream and broadening out in those areas that we currently play. Batteries is an example, catalyst is another example, nanotechnology is another example, that’s where Joe is driving this company to be focused.
Rosemarie Morbelli — Ingalls & Snyder — Analyst
And what kind of growth rate do you see in those areas when you look at?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Well as we mentioned is a battery sector, it’s growing at 7% per annum. And has been as high as 15%. We all know how many portable devices are out there. The hydroelectric vehicle market is growing at — in excess of 200% of year. And that should continue in the foreseeable future. So I think if those kinds of applications that are growing high in single-digit or even double-digits rates that we’d be focused on.
Rosemarie Morbelli — Ingalls & Snyder — Analyst
Does this translate into your growing at a higher rate than the market or more or less with the market in all of the categories?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
It is really difficult to say at this point. I think that as long as we approach these growth markets with technology that we believe in and we know will add value to these markets, we’ll participate in those market growths. But clearly, if we’re there first, if we’re there with positions, which in many cases we are, and currently have a lot of projects in the hopper, we do believe that we could grow at least with those markets that are growing in some cases high single and double-digit.
Rosemarie Morbelli — Ingalls & Snyder — Analyst
And then lastly, on the smelter problems, I am surprised that it is up and running and you don’t have in place if I understood properly, of course, you don’t have in place all of the changes that you are going to make in order to have that smelter be more efficient or produce better products, higher percentage of metal contained and so on. Why is it being done in several pieces? Or did I misunderstand it?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
It’s being done in several pieces because of delivery issues associated with — there are two things going on. One was the rebricking of the smelter, which was necessary, we already pushed it in extra year, beyond, where we originally thought. So that rebricking had to be done in the first part of the year. Relative to the delivery of the other items that allow us to – the bottleneck we put the engineering in place and the connection in place. So that with a very minor connection time link in the fourth quarter after the pieces of equipment had arrived that we can begin the ramp-up. So that’s was exactly what we’ve talked about in the prior conference call. It will be operational by the end of the year.
Rosemarie Morbelli — Ingalls & Snyder — Analyst
And when you look at the productivity or the profitability of the smelter at the end of the — well, before you started all of this work and next year, what kind of an improvement are we looking at?
Lou Schneeberger — OM Group Incorporated — CFO, Principal Accounting Officer & VP of Finance
I won’t comment on the profitability, but as we said we were looking at about 30% increase in the throughput through that smelter.

Rosemarie Morbelli — Ingalls & Snyder — Analyst
Okay. Thanks.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
You’re welcome.
Operator
Your next question comes from Neil Jacob (ph), with Bluetri Capital (ph).
Neil Jacob — Bluetri Capital — Analyst
Good morning. I’m wondering — not asking for 2006 guidance per se, but I’m wondering, given all the moving pieces if you could maybe highlight four or five things that will be different in ‘06, without quantifying necessarily the impact unless you want to, of course?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
No problem. I can do that for Neil. And it’s really, one of the things that give us at least a little bit of encouragement. In addition to what we’re trying to do on the model change but if you think about, what’s going to be different. Obviously, the issue of this Inco contract is significant for our (inaudible) facility, given the fact that we did not have — we did not have good adequate consistent feed.
The other issue, as I indicated before it appears as our cobalt prices have fallen into more of a historical range that gives us some comfort that the cobalt prices — while they still may fall - I’m not saying that they can’t, but we do believe that they’re more realistic and we certainly should see a model where cobalt prices will be more steady. The five months smelter shutdown is behind us, the whole bottom of the inventory correction. I think when you look at what happened to us in ‘05, we brought incredibly high priced inventory into this year, which has had a dramatic impact on our overall profitability.
So I think, when you look at those issues, the fees, the inventory overhang, the whole idea of the battery inventory correction, which we believe is now behind us, and we’re seeing good demand on the part of the battery guys, as the global device market just continues to pick up and things that we’re involved in where you at markets that are demanding higher power in terms of remote tools, for example batteries for tools, we’re at the edge of some of those markets right now, with technology that hopefully we’ll capitalize on that.
So the whole idea of market facing, the whole idea of what we’re doing with the discipline inside of our company, metrics that we’re developing, a planning model that will be absolutely rigorous in terms of each business we view having to go through it’s income statement, balance sheet, justify as capital expenditures with returns on investments, having champions for projects — all these things in my mind serve up a much more reliable and hopefully more predictable ‘06. Although, as I’ve said before, this whole idea of the existing model is still a hang — an overhang for us. And our ability — we have really very little ability to predict what’s going to happen with nickel and cobalt prices. But it appears as though there’s seems to be more rationality in these markets today than there was at the beginning of ‘05.
Neil Jacob — Bluetri Capital — Analyst
Okay. So is it fair to say, if metal prices stayed where they are today through all of ‘06, that profitability would be significantly enhanced?
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Yes.
Neil Jacob — Bluetri Capital — Analyst
Okay. Thank you.

Operator
Your final question comes form Robert Jacapraro with ICM.
Robert Jacapraro — ICM — Analyst
Good morning. Looking obviously given some of the changes over the last couple quarters, with the restatements investigation was not — looking at the SG&A line for this quarter, how would you characterize that on an ongoing basis? Would you say that’s a good sort of in the ballpark steady state number or are there numbers that will that were credited that the actual apparent underline number is a bit higher?
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
Well, we have a — we did have a couple items in the quarter. But our study state number for corporate expenses is around $8 million level. So we’re getting closer to that number level now as we move forward. That number may grow slightly one we get to next year. As we’re going to — we have the impact of stock options just to — granted over last couple years. We expect to be fully staffed. Joe is building his team, and we still have one more we believe to come. But we will be fully staffed when we began next year. We will have a far less expensive D&O policy then we’ve carried the last couple year and — those are some of the main ones. And the one real big one though we’ve had the benefit through the last couple of quarters of the market-to-market of the derivative shares and that benefit will go away. We expect that to conclude in the fourth quarter and be done with it from there. But we do expect to be as between that $8 million to $9 million of corporate expense run-rate for next year.
Robert Jacapraro — ICM — Analyst
Okay. And I didn’t see mention of it in the release was there a mark-to-market adjustment in the cobalt or least a — was there an inventory charge in the cobalt business from second quarter, third quarter levels
Steve Dunmead — OM Group Incorporated — VP and GM of Cobalt Group
No
Robert Jacapraro — ICM — Analyst
Okay. Thank you.
Joe Scaminace — OM Group Incorporated — President, Chairman & CEO
Okay. I just want again thank everybody for participating on the call and I just want to close by letting everyone know that we’re facing into the wind here in terms of addressing these issues and we are having a very difficult time inside this company accepting this whole reliability that we have and dependence on metal pricing. And we are working as hard as we can to try and get off of that and gets better predictability into the future. So thanks for all your support, thanks for great questions. And we look forward to keeping you updated as we move on.
Operator
This concludes today’s conference call. You may now disconnect.